EXHIBIT EX-99.N3
                                WORLD FUNDS TRUST

                         RULE 18f-3 MULTIPLE CLASS PLAN

WHEREAS, the World Funds Trust (the "Trust"), a Delaware statutory trust, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio, and the beneficial interest in each such series will be represented by a separate series of shares;

WHEREAS, the Trust, on behalf of Frantzen Small Cap Growth Fund series of shares (the "Fund"), desires to adopt a Multiple Class Plan pursuant to Rule 18f-3 under the 1940 Act (the "Plan");

WHEREAS, the Trust, on behalf of the Fund, employs Commonwealth Capital Management, LLC (the "Adviser") as its adviser; Commonwealth Shareholder Services, Inc. (the "Administrator") as its administrator; Fund Services, Inc. (the "Transfer Agent") as its transfer agent; and First Dominion Capital Corp. (the "Distributor") as its principal underwriter in connection with the sale of shares of beneficial interest of the Fund; and

WHEREAS, the Board of Trustees of the Trust (the "Board"), including a majority of the trustees of the Trust who are not "interested persons", as defined in the 1940 Act, of the Trust, the Adviser, or the Distributor have found the Plan, as proposed, to be in the best interests of each class of shares individually, the Fund, and the Trust as a whole;

NOW, THEREFORE, the Trust, on behalf of the Fund, hereby adopts the Plan, in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions:

1. Features of the Classes. The Fund shall offer, at the discretion of the Board, up to four classes of shares:
      "Class A Shares," "Class P Shares," "Class C Shares" and "Institutional Shares". Shares of each class of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, distribution, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 3 below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangements; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differs from the interests of any other class. In addition, Class A, Class P, Class C and Institutional shares of the Fund shall have the features described in Sections 2, 3, and 4 below.

2.              Distribution Fee Structure.

(a)   Class A Shares  of the Fund  shall be  offered  at net  asset value ("NAV") plus an initial sale charge as set forth in the Fund's then-current prospectus. Class A Shares may be exchanged for Class A Shares of another fund of the Trust. Class A Shares pay a Rule 12b-1 Fee of up to 0.25% (annualized) of the average daily net assets of the Fund's Class A Shares as described in the Distribution Plan. Brokers, dealers and other institutions may maintain Class A shareholder accounts and provide personal services to Class A shareholders, and the Fund may pay up to 0.25% (annualized) of the average daily net assets of the Fund's Class A Shares as a fee for such shareholders services. If you are in a category of investors who may purchase Class A Shares without paying a front-end sales charge, you will be subject to a 2.00% deferred sales charge if you redeem your shares within 360 days of purchase.

(b)   Class P Shares.  Class P Shares of the Fund  shall be offered at net asset value ("NAV") without the imposition of an initial sale charge as set forth in the Fund's then-current prospectus. Class P Shares may be exchanged for Class P Shares of another fund of the Trust. Class P Shares pay a Rule 12b-1 Fee of up to 0.25% (annualized) of the average daily net assets of the Fund's Class P Shares as described in the Distribution Plan. Brokers, dealers and other institutions may maintain Class P shareholder accounts and provide personal services to Class P shareholders, and the Fund may pay up to 0.25% (annualized) of the average daily net assets of the Fund's Class P Shares as a fee for such shareholders services.

(c)   Class C Shares. Class C Shares of the Fund shall be  offered at net asset value ("NAV") without the imposition of an initial sale charge as set forth in the Fund's then-current prospectus. Class C Shares redeemed within two years of purchase may be subject to a 2.00% charge upon redemption. Class C Shares may be exchanged for Class C Shares of another fund of the Trust. Class C Shares pay a Rule 12b-1 Fee of up to 0.75% annualized of the average daily net assets of the Fund's Class C Shares as described in the Distribution Plan. Brokers, dealers and other institutions may maintain Class C shareholder accounts and provide personal services to Class C shareholders, and the Fund may pay up to 0.25% (annualized) of the average daily net assets of the Fund's Class C Shares as a fee for such shareholders services. Services related to the sale of Class C Shares may include, but are not limited to, preparation, printing and distribution of prospectuses, sales literature and advertising materials by the Distributor, or, as applicable, brokers, dealers or other institutions; commissions, incentive compensation to, and expenses of, account executives or other employees of the Distributor or brokers, dealers and other institutions; overhead and other office expenses of the Distributor attributable to distribution or sales support activities; opportunity costs related to the foregoing (which may be calculated as a carrying charge on the Distributor's unreimbursed expenses) incurred in connection with distribution or sales support activities. The overhead and other office expenses referenced above may include, without limitation:


(i) the expenses of operating the Distributor's offices in connection with the sale of the Class C Shares of the Fund, including lease costs, the salaries and employee benefit costs of administrative, operations and support activities;
(ii) the costs of client sales seminars and travel related to distribution and sales support activities; and
           (iii)other expenses relating to distribution and sales support activities.


(d)   Institutional Shares.  Institutional Shares of the Fund shall be offered at their then-current NAV without the imposition of an initial sales charge. Institutional Shares may be exchanged for institutional shares of another fund of the Trust and for certain other funds offered by the Trust. Brokers, dealers and other institutions may maintain Institutional shareholder accounts and provide personal services to Institutional shareholders, and the Fund may pay up to 0.25%
           (annualized) of the average daily net assets of the Fund's Institutional Shares as a fee for such shareholders services.

3.    Allocation of Income and Expenses.

(a)   The net asset value of all  outstanding  shares  representing interests in the Fund shall be computed on the same days and at the same time. For purposes of computing net asset value, the gross investment income of the Fund shall be allocated to each class on the basis of the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day as reported by the Fund's transfer agent. Realized and unrealized gains and losses for each class will be allocated based on relative net assets at the beginning of the day, adjusted for capital share activity for each class of the prior day, as reported by the Transfer Agent. To the extent practicable, certain expenses (other than Class Expenses as defined below, which shall be allocated more specifically), shall be allocated to each class based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Transfer Agent. Allocated expenses to each class shall be subtracted from allocated gross income. These expenses include:

(i) Expenses incurred by the Trust (for example, fees of trustees, auditors, insurance costs, and legal counsel) that are not attributable to a particular class of shares of the Fund ("Trust Level Expenses"); and

(ii) Expenses incurred by the Fund that are not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, banking charges, organizational costs, federal and Blue Sky registration fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

(b)   Expenses   attributable   to  a  particular   class   ("Class
           Expenses")  shall  be  limited  to:  (i)  payments  made
           pursuant to a Distribution and/or Service Plan; (ii) transfer agent fees attributable to a specific class;
           (iii)   printing   and  postage   expenses   related  to
           preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) the expense of administrative personnel and services to support the shareholders of a specific class, including, but not limited to, fees and expenses under an administrative service agreement; (v) litigation or other legal expenses relating solely to one class; and
           (vi) trustees' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(vi) above may be allocated to a class but only if an officer of the Trust has determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986 (the "Code").

(c)   Therefore,  expenses of the Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among the classes, as determined by the Board. Any additional Class Expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board in light of the requirements of the 1940 Act and the Code.

4. Exchange Privileges. The Class A, Class P, Class C and Institutional shares of the Fund may be exchanged at their relative NAVs for: (i) shares of a comparable class of another series of shares offered by the Trust; or (ii) if the other series of shares offered by the Trust does not have multiple classes of shares, the existing shares of such other series of the Trust. Purchase of Fund shares by exchange are subject to the same minimum investment requirements and other criteria imposed for purchases made in any other manner.

5. Quarterly and Annual Report. The trustees shall receive quarterly and annual written reports concerning all allocated Class Expenses and expenditures under each Distribution Plan complying with paragraph (b)(3)(ii) of Rule 12b-1. The reports, including the allocations upon which they are based, shall be subject to the review and approval of the trustees who are not "interested persons" of the Trust (as defined in the 1940 Act), in the exercise of their fiduciary duties.

6. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by the Adviser or any other provider of services to the Fund without the prior approval of the Board.

7. Effectiveness of Plan. The Plan shall not take effect until it has been approved by votes of a majority of both (i) the trustees of the Trust and (ii) those trustees of the Trust who are not "interested persons" of the Trust, the Adviser, or the Distributor (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

8. Material Modifications. This Plan may not be amended to materially modify its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 7 hereof.

9. Limitation of Liability. The Board and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Plan, and any person in asserting any rights or claims under this Plan shall look only to the assets and property of the Fund in settlement of such right or claim and not to such trustees or shareholders.

IN WITNESS WHEREOF, the Trust, on behalf of the Fund, has adopted this Multiple Class Plan effective as of the 1st day of October, 2008